Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2013

HOUSTON, February 28, 2014 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $47.1 million, or $1.15 per diluted share, for the three months ended December 31, 2013, versus net income of $31.0 million, or $0.76 per diluted share, for the fourth quarter of 2012. The fourth quarter 2013 results were unfavorably impacted by an after-tax foreign exchange loss of $2.3 million, or $0.06 per diluted share, as compared to an after-tax foreign exchange loss of $0.7 million, or $0.02 per diluted share, during the fourth quarter of 2012. Total revenues were $232.5 million during the quarter ended December 31, 2013 compared to $188.5 million for the same period in 2012, an increase of $44.0 million or approximately 23%. The increase in revenues resulted from increased product revenues of $40.5 million and increased service revenues of $3.5 million.

For the year ended December 31, 2013, net income was $169.8 million, or $4.16 per diluted share, compared with net income of $119.2 million, or $2.94 per diluted share, for 2012. The results for the twelve months ended December 31, 2013 were negatively impacted by an after-tax foreign exchange loss of $4.6 million, or $0.11 per diluted share, as compared to an after-tax foreign exchange loss of $3.8 million, or $0.09 per diluted share, during the year ended December 31, 2012. Total revenues for the year ended December 31, 2013 were $872.4 million, compared to $733.0 million for the same period in 2012, an increase of approximately 19%.

In addition, the Company announced that its backlog at December 31, 2013 was approximately $1.2 billion, compared to its December 31, 2012 backlog of approximately $881 million. Based upon current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for 2014 to approximate $5.00 to $5.20 and its 2014 first quarter earnings per diluted share to approximate $1.10 to $1.20.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks, some of which are beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s ability to convert backlog into revenues on a profitable basis, the possibility of cancellations of orders, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Revenues	$232,462	$188,477	$872,372	$733,031
Cost and expenses:
Cost of sales	132,244	114,470	513,906	451,666
Selling, general and administrative	26,074	23,604	94,806	82,218
Engineering and product development :	10,976	8,815	40,115	37,455

	169,294	146,889	648,827	571,339

Operating Income	63,168	41,588	223,545	161,692
Interest income	101	133	587	462
Interest expense	(11)	(11)	(35)	(32)

Income before income taxes	63,258	41,710	224,097	162,122
Income tax provision	16,195	10,758	54,270	42,913

Net income	$47,063	$30,952	$169,827	$119,209

Diluted earnings per share	$1.15	$0.76	$4.16	$2.94

Weighted average shares–diluted	40,998	40,644	40,865	40,523

Depreciation and amortization	$7,623	$6,814	$29,340	$26,224

Capital expenditures	$12,596	$10,167	$42,633	$50,773